Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Nos. 333-135919, 333-135919-01, 333-135919-02, 333-135919-03 and 333-135919-04) and related prospectus of Mellon Financial Corporation for the registration of approximately $500,000,000 aggregate principal amount of senior notes due 2014 of Mellon Funding Corporation guaranteed by Mellon Financial Corporation and to the incorporation by reference therein of our report dated February 21, 2007, with respect to the consolidated financial statements of The Bank of New York Company, Inc., incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2006, and our report dated February 21, 2007 with respect to The Bank of New York Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Bank of New York Company, Inc. as of December 31, 2006 included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 8, 2007